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                                                                     Exhibit 2.9

                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT dated as of February 26, 2003 (the "Agreement"), is made and entered into as of January 31, 2003 by and among (1) ALPHA LAND AND RESERVES, LLC, a Delaware limited liability company (the "Seller"); and (2) CSTL LLC, a Delaware limited liability company (the "Buyer"). Each of Buyer and Seller are referred to in this Agreement as a "Party" and together as the "Parties".

      WHEREAS, Seller owns an overriding royalty interest (the "Overriding Royalty Interest") in certain real property, which real property and Overriding Royalty Interest are described in those deeds listed on Exhibit A attached hereto, which Overriding Royalty Interest was acquired by Seller pursuant to the assignments listed on Exhibit A; and

      WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Overriding Royalty Interest on the terms and subject to the conditions of this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATIONS

      1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the meanings set forth below.

            "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding lost profits, punitive, exemplary, special or consequential damages.

            "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would be reasonably likely to form the basis for any specified consequence.

            "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, restriction on transfer, or other security interest.

            "Governmental Authority" means any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any foreign, state or local government or any subdivision, agency, commission, office, authority or bureau thereof or any quasi-governmental entity or authority of any nature.

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            "Law" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

            "Liability" means any duty, liability or obligation (whether vested or unvested, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether contractual, statutory or otherwise and whether due or to become due), including any liability for Taxes.

            "Ordinary Course of Business" means the ordinary course of business in all material respects consistent with the affected party's past custom and practice (including with respect to quantity and frequency).

            "Permitted Encumbrances" means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business; or (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate the Overriding Royalty Interest in any manner including all applicable Laws.

            "Person" means an individual or entity, including, without limitation, Seller, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or governmental entity (or any department, agency or political subdivision thereof).

            "Taxes" means any federal, state, local, indian or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, unmined minerals or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

      1.2 Interpretations. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted as follows.

            (a) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

            (b) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            (c) All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document


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or instrument.

            (d) A reference to any agreement or document (including without limitation a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

            (e) No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

            (f) A reference to any party to this Agreement or another agreement or document includes the party's successors and assigns.

            (g) A reference to a writing includes a facsimile transmission of it and any means of reproducing of its words in a tangible and permanently visible form.

            (h) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

            (i)   The word "including" shall mean including without limitation.

            (j) The Exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

            (k) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

                                   ARTICLE II
                PURCHASE AND SALE OF OVERRIDING ROYALTY INTEREST

      2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, (a) Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, all of Seller's right, title

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and interest in and to the Overriding Royalty Interest.

      2.2 Purchase Price. The purchase price hereby paid by Buyer to Seller (or its designee) in consideration for the sale of the Overriding Royalty Interest is US$11,850,000 (the "Purchase Price").payable by wire transfer of immediately available funds to the following account:

                           Bank of America
                           Abingdon, VA
                           ABA#: 051000017
                           Account to Credit: 004118612438
                           Account Name: Alpha Natural Resources, LLC

Such payment to the account of Alpha Natural Resources, LLC, the ultimate parent of Seller, shall constitute the receipt by Seller of the Purchase Price.

      2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place via facsimile delivery of documents and receipt of documents previously sent by overnight courier service commencing at 10:00 a.m. Mountain Standard Time on the date of this Agreement (the "Closing Date"). All of the deliveries of documents that are contemplated by this Agreement to be made at the Closing shall be delivered to the applicable Party or Parties by (i) overnight courier service for delivery on the Closing Date or
(ii), if delivery by overnight courier service on the Closing Date is not practicable, then by facsimile on the Closing Date, with original executed documents delivered on the next succeeding business day. Any documents to be delivered to a Party on the Closing Date will be delivered and held in escrow until the Parties communicate via telephone to confirm delivery of all documents and consummation of all other actions contemplated by this Article II.

      2.4 Deliveries at Closing. Seller herewith executes and delivers to Buyer the Overriding Royalty Interest Assignment Agreements substantially in the forms collectively attached as Exhibit B (the "Overriding Royalty Interest Assignment Agreements"), and (b) Buyer herewith pays the Purchase Price. Concurrently herewith Seller and Buyer have each exchanged certificates of organization and as to the due authorization hereof.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      3.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

            (a) Organization of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware.

            (b) Authorization of Transaction. Seller has the power and authority to execute, deliver and perform its obligations under this Agreement. Seller's execution, delivery


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and performance of this Agreement and the transactions contemplated under this
Agreement have been duly authorized by all requisite action on the part of Seller. This Agreement and all other agreements or instruments executed and delivered by Seller in connection with this Agreement have been duly executed and delivered by Seller. This Agreement and all other agreements or instruments executed and delivered by Seller pursuant to this Agreement constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) Noncontravention. Neither the execution, delivery or performance of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, will (i) violate any Law to which Seller is subject or any provision of its limited liability company organizational agreement, (ii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel or terminate any material authorization or Permit issued by a Governmental Authority that is held by Seller or that otherwise relates to the Overriding Royalty Interest, (iii) give any Governmental Authority or other Person the right to challenge any material portion of the transactions contemplated under this Agreement or exercise any remedy or obtain any relief that is material to the Overriding Royalty Interest under any Law to which Seller is subject, or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or exercise any material remedy or loss of rights, or result in the creation of any Encumbrance (other than Permitted Encumbrances), or require any notice (in all such cases with or without the giving of notice and/or the passage of time) under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject.

            (d) Brokers' Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

            (e) Title. Seller owns good and transferable title to the Overriding Royalty Interest free and clear of all Encumbrances (other than Permitted Encumbrances).

            (f) No Adverse Interest. Seller has not, directly or indirectly, voluntarily or involuntarily, transferred, conveyed, sold, assigned, pledged, or encumbered all or any part of the Overriding Royalty Interest.

      3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

            (a) Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware.

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            (b)   Authorization of Transaction. Buyer has the power and
authority to execute, deliver and perform its obligations under this Agreement. Buyer's execution, delivery and performance of this Agreement and the transactions contemplated under this Agreement have been duly authorized by all requisite action on the part of Buyer. This Agreement and all other agreements or instruments executed and delivered by Buyer in connection with this Agreement have been duly executed and delivered by Buyer. This Agreement and all other agreements or instruments executed and delivered by Buyer pursuant to this Agreement constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) Noncontravention. Neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will (i) violate any Law to which Buyer is subject or any provision of its limited liability company organizational agreement, (ii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel or terminate any material authorization or Permit issued by a Governmental Authority that is held by Buyer or that otherwise relates to the Overriding Royalty Interest, (iii) give any Governmental Authority or other Person the right to challenge any material portion of the transactions contemplated under this Agreement or exercise any remedy or obtain any relief that is material to the Overriding Royalty Interest under any Law to which Buyer is subject, or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or exercise any material remedy or loss of rights, or result in the creation of any Encumbrance (other than Permitted Encumbrances), or require any notice (in all such cases with or without the giving of notice and/or the passage of time) under any material agreement, contract, lease, license, instrument, or other arrangement to which any of Buyer is a party or by which it is bound or to which any of its assets is subject.

            (d) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

                                   ARTICLE IV
                       REMEDIES FOR BREACHES OF AGREEMENT

      4.1 Survival of Representations and Warranties. All of the representations and warranties of Buyer and Seller in this Agreement and, with respect to Seller, in the assignment documents transferring to Buyer Seller's interest in the Overriding Royalty Interest, shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force until the close of business on July 31, 2004, at which time such representations and warranties shall be null and void and cease to be of any effect whatsoever.


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      4.2   Indemnification Provisions for Benefit of Buyer.

            (a) Subject to the limitations contained in Section 4.2(b), in the event Seller breaches any of its representations in this Agreement or in the assignment documents transferring to Buyer Seller's interest in the Overriding Royalty Interest, Seller agrees to indemnify Buyer from and against any Adverse Consequences Buyer shall suffer through and after the date of the claim for indemnification caused proximately by the breach, provided however, that the indemnity in this Section 4.2(a) shall not apply at all to matters which Buyer knew or had reason to know at the time of the Closing, to matters for which Buyer is indemnifying Seller as provided in this Agreement or to any claims arising after Seller's representations and warranties become null and void.

            (b)   Seller's indemnification obligation to Buyer pursuant to
Section 4.2(a) shall not exceed US$1,777,500 in the aggregate. Buyer agrees that it will not seek indemnification for any claim under Section 4.2(a) unless such claim has a value greater than $20,000. Buyer agrees that it will not seek indemnification for any claim under Section 4.2(a) unless the aggregate of all claims under Section 4.2(a) will result in loss to Buyer in excess of US$118,500, after which, the Buyer will be entitled to recover all amounts to which it is entitled as indemnification under this Agreement to the extent such Adverse Consequences exceed US$118,500. Notwithstanding the above, in no event shall the limitations set forth in this Section 4.2(b) apply with respect to losses resulting from fraud or intentional misrepresentation by the Seller.

      4.3   Indemnification Provisions for Benefit of Seller.

            (a) Subject to the limitations contained in Section 4.3(b), in the event Buyer breaches any of its representations in this Agreement, Buyer agrees to indemnify Seller from and against any Adverse Consequences Seller shall suffer through and after the date of the claim for indemnification caused proximately by the breach.

            (b)   Buyer's indemnification obligation to Seller pursuant to
Section 4.3(a) shall not exceed US$1,777,500 in the aggregate. Seller agrees that it will not seek indemnification for any claim under Section 4.3(a) unless such claim has a value greater than $20,000. Seller agrees that it will not seek indemnification for any claim under Section 4.3(a) unless the aggregate of all claims under Section 4.3(a) will result in loss to Seller in excess of US$118,500 in the aggregate, after which, the Buyer will be entitled to recover all amounts to which it is entitled as indemnification under this Agreement to the extent such Adverse Consequences exceed $118,500 in the aggregate. Notwithstanding the above, in no event shall the limitations set forth in this
Section 4.3(b) apply with respect to losses resulting from fraud or intentional misrepresentation by the Buyer.

      4.4   Matters Involving Third Parties.

            (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification


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against the other Party (the "Indemnifying Party") under this Article IV, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

            (b) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

            (c) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 4.4(b) however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

            (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party.

      4.5 Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using a discount rate of 8%) in determining Adverse Consequences for purposes of this Article IV. All indemnification payments under this Article IV shall be deemed adjustments to the Purchase Price.

      4.6 Other Indemnification Provisions. The indemnification provisions in this Article IV are the sole remedy any Party may have for breach of representation, warranty, or covenant.

                                    ARTICLE V
                                  MISCELLANEOUS

      5.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise and consult with the other Party before making the disclosure).

      5.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      5.3 Succession and Assignment.This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the

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prior written approval of the other Party.

      5.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

      5.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If Buyer:         CSTL LLC
                                    c/o Natural Resource Partners L.P.
                                    Suite 300, 1035 Third Avenue
                                    Huntington, WV 25727
                                    Attn: Nick Carter
                                    Tel: (304) 522-5757
                                    Fax (304) 522 5401

                  With copy to:     CSTL LLC
                                    c/o Natural Resource Partners L.P.
                                    Suite 3600
                                    60 1 Jefferson Street
                                    Houston, TX 77002
                                    Attn: Dwight L. Dunlap
                                    Tel: (713) 751-7514
                                    Fax: (713) 650-0606

                  If to Seller:     Alpha Land and Reserves, LLC
                                    406 West Main Street
                                    Abingdon, VA 24210
                                    Attention:  Pete V. Merritts

                  With a copy to:   First Reserve Corporation
                                    One Lafayette Place
                                    Greenwich, Connecticut  06830
                                    Attention:  William E. Macaulay

                                    First Reserve Corporation
                                    1801 California Street, Suite 4110
                                    Denver, Colorado 80202
                                    Attention:  Thomas R. Denison

                                    Bartlit Beck Herman Palenchar & Scott
                                    1899 Wynkoop Street, Suite 800
                                    Denver, Colorado 80202

                                    Attention: James L. Palenchar, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware.

      5.8 Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.

      5.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      5.10 Transaction Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      5.11 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (a "Dispute"), shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Any such Dispute shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any dispute, claim or controversy of any other party. The arbitration shall be conducted in Wilmington, Delaware and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The parties agree that the arbitration provided for in this Section 5.11 shall be the exclusive means to resolve all Disputes.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of February 26, 2003.

                             ALPHA LAND AND RESERVES, LLC

                             By: /s/ Eddie W. Neely
                             Name: Eddie W. Neely
                             Title: Vice President & Manager

                             CSTL LLC
                             By NRP (Operating) LLC, its sole managing member

                             By: /s/ Nick Carter
                             Name: Nick Carter
                             Title: President & COO

         Natural Resource Partners L.P., a Delaware limited partnership, hereby
(i) unconditionally and irrevocably agrees with Seller to perform, when due, all of Buyer's obligations pursuant to the Purchase Agreement, (ii) agrees to be fully bound and obligated by the terms hereof to the same extent as is Buyer,
(iii) waives all defenses as a surety including notice, (iv) agrees that its obligations under this paragraph shall not be impaired, diminished or discharged by any extension of time granted by Seller, by any course of dealing between Seller and Buyer, or by any event or circumstance which might operate to discharge a guarantor and (v) covenants to take any and all actions and execute and deliver further documents reasonably requested by Seller to implement and enforce such foregoing obligations.

                             NATURAL RESOURCE PARTNERS L.P.
                             By NRP (GP) LP, its General Partner
                             By GP Natural Resource Partners LLC, its general partner

                             By: /s/ Nick Carter
                             Name: Nick Carter
                             Title: President and Chief Operating Officer